U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 21, 2009

VIRAL GENETICS, INC.
(Exact name of registrant as specified in its charter)

000-26875
(Commission File No.)

Delaware (State or other jurisdiction of incorporation or organization)	33-0814123 (IRS Employer Identification No.)

2290 Huntington Drive, Suite 100, San Marino, CA, 91108
(Address of principal executive offices)

(626) 334-5310
(Registrant’s telephone number)

Not Applicable
(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 3.02       Unregistered Sales of Equity Securities

The following four paragraphs describe transactions in connection with Debentures issued by the Company. In March 2006, Viral Genetics issued convertible debentures to a group of accredited investors, which were restructured in February 2007 and in August 2008 (the “Debentures”). The Debentures were originally issued in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D and restructured in reliance on the exemption from registration set forth in Section 3(a)(9) of the Securities Act of 1933.

On January 21, 2009, the Company issued 1,046,564 shares of common stock to AJW Partners LLC in exchange for the conversion of $26,164.10 of principal and interest on a Debenture held by them. This represents repayment of all obligations to AJW Partners LLC under Debentures.

On January 21, 2009, the Company issued 2,568,839 shares of common stock to AJW Qualified Partners LLC in exchange for the conversion of $64,220.98 of principal and interest on a Debenture held by them. This represents repayment of all obligations to AJW Qualified Partners LLC under Debentures.

On January 21, 2009, the Company issued 5,803,673 shares of common stock to AJW Offshore Fund in exchange for the conversion of $145,091.84 of principal and interest on a Debenture held by them. This represents repayment of all obligations to AJW Offshore Fund under Debentures.

On January 21, 2009, the Company issued 95,142 shares of common stock to New Millennium Capital Partners II LLC in exchange for the conversion of $2,378.56 of principal and interest on a Debenture held by them. This represents repayment of all obligations to New Millennium Capital Partners II LLC under Debentures.

On November 10, 2008, the Company issued 1,750,000 shares of common stock to Lucian J. Harris Family Trust for cash totaling $35,000.The securities were issued in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act of 1933.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRAL GENETICS, INC.

Dated: January 30, 2009	By	/s/ Haig Keledjian
Haig Keledjian, President